Exhibit 99.1
Contact:
Michael Watts
Sr. director, investor relations and
corporate communications
858-410-8673
For Immediate Release
FDA Approves Gen-Probe’s Automated PROCLEIX® TIGRIS® System to
Test Donated Blood with the PROCLEIX ULTRIO® Assay
SAN DIEGO, CA, May 24, 2007 — Gen-Probe Incorporated (NASDAQ: GPRO) announced today that the U.S. Food and Drug Administration (FDA) has approved the Company’s PROCLEIX® TIGRIS® system, the first fully automated molecular diagnostics instrument, for use with the PROCLEIX ULTRIO® assay.
“This approval represents another important milestone in the growth of our blood testing business,” said Henry L. Nordhoff, Gen-Probe’s chairman, president and chief executive officer. “With the PROCLEIX ULTRIO assay on the PROCLEIX TIGRIS system, customers can safeguard donated blood against dangerous viruses using a fully automated, high-throughput system that maximizes the efficiency of testing and minimizes the potential for human error.”
Gen-Probe’s blood screening products are marketed worldwide by Chiron, a business unit of Novartis Vaccines and Diagnostics, Inc.
The PROCLEIX TIGRIS system was approved with the PROCLEIX ULTRIO assay to screen donated blood, plasma, organs and tissue for HIV-1 and hepatitis C virus (HCV) in individual blood donations or in pools of up to 16 blood samples. The system and assay also detect hepatitis B virus (HBV) in blood donations that are HBV-positive based on traditional serology tests for HBV surface antigen and core antibodies. As expected, the system and assay have not been approved at this time to screen donated blood for HBV, as the initial clinical studies were not designed to, and did not, demonstrate HBV “yield.” Yield is defined as HBV-infected blood donations that were intercepted by the PROCLEIX ULTRIO assay, but that were initially negative based on the serology tests. Gen-Probe and Chiron have initiated a post-marketing study to demonstrate HBV yield and gain the associated donor screening claim.
The fully automated, high-throughput PROCLEIX TIGRIS system can process 1,000 blood samples in about 14 hours, a level of productivity that facilitates testing in smaller pool sizes, which in turn can increase assay sensitivity and blood safety.
In October of 2006, the FDA granted marketing approval for the PROCLEIX ULTRIO assay to run on the Company’s semi-automated instrument system. Like the approval announced today, the assay was approved to screen donated blood, plasma, organs and tissue for HIV-1 and HCV in individual blood donations or in pools of up to 16 blood samples, and to detect the presence of HBV.

In March of 2007, the FDA approved another Gen-Probe test, the PROCLEIX WNV (West Nile virus) assay, to screen donated blood on the TIGRIS system.
In addition, Novartis announced last week that Health Canada had approved the PROCLEIX WNV assay for use on the PROCLEIX TIGRIS System.
Trademarks
PROCLEIX and ULTRIO are trademarks of Novartis Vaccines and Diagnostics, Inc. TIGRIS is a trademark of Gen-Probe.
About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests (NATs) that are used primarily to diagnose human diseases and screen donated human blood. Gen-Probe has more than 20 years of NAT expertise, and received the 2004 National Medal of Technology, America’s highest honor for technological innovation, for developing NAT assays for blood screening. Gen-Probe is headquartered in San Diego and employs approximately 1,000 people. For more information, go to www.gen-probe.com.
Caution Regarding Forward-Looking Statements
Any statements in this press release about Gen-Probe’s expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning new products, clinical trials, potential regulatory approvals and customer adoption are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to: (i) the risk that the post-marketing study for the PROCLEIX ULTRIO assay will not be successful, (ii) the risk that additional claims for the PROCLEIX ULTRIO assay and the PROCLEIX TIGRIS system will not be granted in the timeframes we expect, if at all, (iii) the risk that we may not earn or receive milestone payments from our collaborators, (iv) the possibility that the market for the sale of our new products, such as our PROCLEIX ULTRIO assay, PROCLEIX WNV assay and PROCLEIX TIGRIS system, may not develop as expected, (v) we may not be able to compete effectively, (vi) we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations or customer contracts, and (vii) we are dependent on Chiron and other third parties for the distribution of some of our products. The foregoing describes some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
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